Exhibit 99.3

University Health
Care, Inc., and
Subsidiaries
d/b/a Passport Health Plan
Consolidated Financial Statements as of
and for the Years Ended
December 31, 2018 and 2017, and
Independent Auditor’s Report

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

Independent Auditor’s Report

To the Board of Directors
of University Health Care, Inc., and Subsidiaries d/b/a Passport Health Plan

We have audited the accompanying consolidated financial statements of University Health Care, Inc., and Subsidiaries d/b/a Passport Health Plan (a Kentucky non-stock, not‑for‑profit corporation), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in net assets, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of University Health Care, Inc., and Subsidiaries d/b/a Passport Health Plan as of December 31, 2018 and 2017, and the changes in their net assets and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 21 to the consolidated financial statements, University Health Care, Inc., and Subsidiaries d/b/a Passport Health PlanUniversity Health Care, Inc. d/b/a Passport Health Plan has experienced current year operating losses and expects future losses as well, has failed to maintain certain debt covenants which has caused certain debt to be classified as a current obligation, and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 21. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplemental consolidating information is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibly of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Accounting principles generally accepted in the United States of America require that the ultimate incurred and total paid information for the years prior to 2017 in footnote 13 be presented to supplement the basic financial statements (the “required supplementary information”). Such information, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board, who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ MCM CPAs & Advisors LLP
Louisville, Kentucky
April 30, 2019

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 AND 2017

	2018	2017
Assets
Current assets:
Cash and cash equivalents	$95,789,036	$186,672,811
Marketable securities	108,747,088	110,497,231
Premiums receivable	11,523,100	11,508,400
Receivable from the Department for Medicaid Services	6,280,103	6,280,103
Other receivables	27,461,232	15,578,261
Prepaid expenses	1,856,558	1,050,056
Total current assets	251,657,117	331,586,862

Land and construction in progress	20,181,793	8,760,634
Furniture and equipment, net	2,340,222	1,418,912
Marketable securities	127,233,323	126,748,268
Assets limited as to use	535,781	526,365
Total assets	$401,948,236	$469,041,041

Liabilities and Net Assets
Current liabilities:
Accrued medical expenses	$161,854,944	$199,997,904
Payable to Department for Medicaid Services	8,199,217	1,264,045
Payable to Centers for Medicare and Medicaid Services	1,571,970	1,964,835
Premium deficiency reserve	47,415,290	—
Construction and new market tax credit debt	40,627,295	—
Accounts payable and accrued expenses	40,612,917	36,339,725
Total current liabilities	300,281,633	239,566,509
Other liabilities	48,009	39,830
Total liabilities	300,329,642	239,606,339

Commitments and contingencies (notes 17 and 18)

Net assets — with donor restrictions (note 19)	18,092	—
Net assets — without donor restrictions	101,600,502	229,434,702

Total net assets	101,618,594	229,434,702
Total liabilities and net assets	$401,948,236	$469,041,041
The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Revenues:
Premiums earned	$1,953,210,500	$1,932,183,073
Other income	109,029	11,000
Interest and dividend income	6,241,183	5,277,063
Realized investment gains (losses), net
Total other-than-temporary impairment losses	(1,361,600)	(113,550)
Realized gains from sale of investments, net	3,060,277	7,666,497
Total realized investment gains, net	1,698,677	7,552,947
Total revenues	1,961,259,389	1,945,024,083

Expenses:
Medical expenses:
Purchased medical services, net	1,702,205,778	1,602,195,491
Capitation and other services	143,594,797	142,472,429
Total medical expenses, net	1,845,800,575	1,744,667,920

Administrative expenses:
Purchased services	132,673,295	129,248,109
Salaries and benefits	18,500,290	17,075,501
Department for Medicaid Services 1% assessment	18,990,135	18,864,818
Other administrative and general	18,091,407	16,943,369
Depreciation and amortization	1,036,822	1,105,376
Total administrative expenses	189,291,949	183,237,173

Premium deficiency reserve	47,415,290	—
Total expenses	2,082,507,814	1,927,905,093

Net operating (loss) income	(121,248,425)	17,118,990

Other non-operating changes in net assets:
Change in net assets with donor restrictions	18,092	—
Change in interest rate swap valuation	(863,309)	—
Change in unrealized gains on investments, net	(5,722,466)	9,364,776

(Decrease) increase in net assets	$(127,816,108)	$26,483,766

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Net assets - without donor restrictions
Net operating (loss) income	$(121,248,425)	$17,118,990
Change in interest rate swap valuation	(863,309)	—
Change in unrealized gains on investments, net	(5,722,466)	9,364,776
(Decrease) increase in net assets - without donor restrictions	(127,834,200)	26,483,766

Change in net assets with donor restrictions	18,092	—

Net assets, beginning of year	229,434,702	202,950,936

Net assets, end of year	$101,618,594	$229,434,702

The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Cash flows from operating activities:
(Decrease) increase in net assets - without donor restrictions	$(127,834,200)	$26,483,766
Increase in net assets - with donor restrictions	18,092	—
Adjustments to reconcile (decrease) increase in net assets - without donor restrictions to net cash (used in) provided by operating activities:
Net realized gains on sales of marketable securities	(1,698,677)	(7,552,947)
Amortization of bond discounts or premium	656,784	865,969
Depreciation and amortization	1,036,822	1,105,376
Unrealized loss (gain) on investments, net	5,722,466	(9,364,776)
Changes in assets and liabilities:
Premiums receivable	(14,700)	42,600
Other receivables	(11,882,971)	(3,101,232)
Prepaid expenses	(806,502)	(84,275)
Accrued medical expenses	(38,142,960)	14,526,398
Premium deficiency reserve	47,415,290	—
Accounts payable and accrued expenses	5,032,575	4,914,436
Other liabilities	8,179	23,945
Total adjustments	7,326,306	1,375,494
Net cash (used in) provided by operating activities	(120,489,802)	27,859,260

Cash flows from investing activities:
Capital expenditures	(12,360,563)	(9,240,905)
Purchase of marketable securities	(71,927,175)	(122,160,822)
Proceeds from sale or maturity of marketable securities	66,724,163	111,255,241
Net cash used in investing activities	(17,563,575)	(20,146,486)

Cash flows from financing activities:
Construction and new market tax credit debt	40,627,295	—
CMS and DMS funds administered	6,542,307	6,759,899
Net cash provided by financing activities	47,169,602	6,759,899
Net (decrease) increase in cash and cash equivalents	(90,883,775)	14,472,673
Cash and cash equivalents:
Beginning of year	186,672,811	172,200,138
End of year	$95,789,036	$186,672,811
The accompanying notes are an integral part of these consolidated financial statements.

UNIVERSITY HEALTH CARE, INC., AND SUBSIDIARIES
d/b/a Passport Health Plan
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

(1)	Organization and Basis of Presentation

University Health Care, Inc. (UHC), doing business as “Passport Health Plan,” is a non-stock, not‑for‑profit corporation created and operated under the laws of the Commonwealth of Kentucky. UHC is a licensed health maintenance organization (HMO) that administers a prepaid health care program for the benefit of Medicaid enrollees through a contract with the Commonwealth of Kentucky’s Department for Medicaid Services (DMS). Effective January 1, 2016, UHC entered into a risk-based contract with the Centers for Medicare and Medicaid Services (CMS) to provide prepaid health care services, including Medicare Part D prescription drug coverage, to eligible Medicare enrollees through UHC’s Medicare Advantage Special Needs Plan (MA-SNP).  The plan is offered in Jefferson, Bullitt, Hardin and Nelson counties in Kentucky.
On February 1, 2016, UHC entered into a strategic alliance with Evolent Health (Evolent) to create The Medicaid Center of Excellence in Louisville, Kentucky.  The Medicaid Center of Excellence is the first of its kind in the country.  It combines UHC’s expertise in Medicaid managed care with Evolent’s industry leading technology and operations to offer centralized services for provider-led Medicaid health plans nationwide.  Under the terms of the agreement, UHC transferred certain assets, employees and business functions to Evolent in exchange for Evolent common stock valued at $15 million and entered into a servicing agreement whereby Evolent provides clinical and operational services to UHC for both the Medicaid and Medicare contracts, in exchange for a monthly fee (Note 12).  Additionally, during the first 6 years of the agreement, UHC will receive shares of Evolent common stock valued at $1 million for each $10 million of Evolent’s recurring revenue for providing Medicaid plan services to new clients outside Kentucky, up to a maximum earn-out of $10 million. UHC will retain 100% ownership and control of its Medicaid and MA-SNP plans including its contracts with the Commonwealth of Kentucky and CMS.
During 2017, UHC established Passport Health Plan Foundation, Inc. (the Foundation) whose mission is to improve the health and quality of life of underserved communities through innovative partnerships that promote well-being and improved access to health services.
During 2017, UHC established Passport Health Solutions LLC, (PHS I) a wholly-owned subsidiary. This entity will include financial transactions related to phase one of the establishment of a new corporate office headquarters and health and well-being campus in West Louisville.
During 2018, UHC established Passport Health Solutions Two, LLC, (PHS II) a wholly-owned subsidiary. This entity will include financial transactions related to phase two of the establishment of the health and well-being campus in West Louisville.
The consolidated financial statements include all the financial transactions for UHC, the Foundation, PHS I and PHS II. All intercompany balances have been eliminated in consolidation.
Pharmacy benefit management services for Medicaid members are provided to UHC by CaremarkPCS Health, LLC (CVS) through a contract administered by Evolent effective September 1, 2016 (Note 12).
Prior to October 1, 2017, UHC subcontracted certain administrative services related to the Medicaid program to AmeriHealth Caritas Health Plan (ACHP) (Note 12). These administrative services included claims processing, enrollment services, and information technology. Effective October 1, 2017, these administrative services are being provided by Evolent. ACHP continued to provide certain run-out services through July 31, 2018.

Behavioral health benefit management services for Medicaid members are provided to UHC by Beacon Health Strategies, LLC (Beacon) (Note 12).
Dental benefit management services for Medicaid members are provided to UHC by Avesis Third Party Administrators Inc. (Avesis) through a fully capitated arrangement effective July 1, 2016 (Note 12).
Effective July 1, 2018 UHC subcontracts certain administrative services related to the MA-SNP program to TMG Health (TMG) (Note 12). These administrative services include claims processing, enrollment services, and information technology. Prior to that date UHC contracted with DST Health Solutions who continued to provide run-out services through December 31, 2018.
Pharmacy benefit management services for MA-SNP members are provided to UHC by CVS through a contract administered by Evolent effective January 1, 2017 (Note 12).
UHC subcontracts utilization and case management services for the MA-SNP program to Health Integrated, Inc. (Note 12). Effective, January 1, 2019 these administrative services will be provided by Evolent.
Care Enroll, Inc. provides member premium billing and payment process services to UHC for its assigned members of a Medicaid Waiver Program within the state of Kentucky anticipated to begin in 2019 (Note 12).
The sponsors of UHC, all of which are Kentucky not-for-profit corporations, are as follows: University of Louisville Physicians, Inc. (ULP) (51.3% sponsorship); Norton Healthcare, Inc. (Norton) (12.9% sponsorship); Jewish Heritage Fund for Excellence, Inc. (Jewish) (12.9% sponsorship); University Medical Center, Inc. (UMC) (12.5% sponsorship); and Louisville Primary Care Association (Primary Care) (10.4% sponsorship).

(2)	Business Concentration
UHC’s premium revenues for the years ended December 31, 2018 and 2017 are comprised of revenue received from DMS and CMS. UHC’s contract with DMS expired on December 31, 2018, but has been renewed through June 30, 2019. UHC’s contract with CMS expired on December 31, 2018, but has been renewed through December 31, 2019. Management expects to reach agreement for new contracts with both parties although there can be no assurance that such agreements can be reached.
Certain risks and uncertainties are inherent to UHC’s day-to-day operations as an HMO. The more significant of these risk and uncertainties, as well as UHC’s methods for mitigating, quantifying, and minimizing such, are presented throughout the notes to the consolidated financial statements.

(2)	Significant Risks and Uncertainties, Including Business and Credit Concentrations

All of the Business’s customers are located in the United States. During 2015, there were seven customers that individually accounted for greater than 5% of net revenue. These seven customers accounted for 70% of net revenue in 2015.

The Business provides services to customers in the healthcare industry, which is highly regulated. Changes in federal and state legislation regarding healthcare may have an adverse impact on the Business’s financial position and results of operations.

(3)	Summary of Significant Accounting Policies
Basis of Accounting
The accompanying consolidated financial statements of UHC have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP), as established by the FASB Accounting Standards Codification (ASC).
Cash and Cash Equivalents
UHC considers all highly liquid temporary investments with original maturities of three months or less to be cash equivalents. UHC maintains a bank account with a required minimum balance of $50,000 at December 31, 2018 and 2017. Cash equivalents totaled $7,147,563 and $3,444,715 at December 31, 2018 and 2017, respectively. At various times throughout the year, UHC maintained balances in excess of federally insured limits.
Marketable Securities
Investments in marketable equities with readily determinable fair values and investments in debt securities are recorded at fair value, as determined based on methods and assumptions described more fully in Note 6. All categories of securities are classified as available-for-sale. Unrealized holding gains and losses are reported on the statements of operations and statements of changes in net assets as a change in net assets - without donor restrictions. Realized gains and losses on the sale of investments are determined on a specific identification basis as of the trade date. Interest and dividend income is recognized when earned.
An invested asset is considered impaired when its fair value declines below cost. UHC accounts for impaired investments in accordance with ASC 320-10-65-1, which states that a fixed maturity security is other-than-temporarily impaired if the present value of future cash flows expected to be collected from the security is less than the amortized cost of the security or where UHC intends to sell or more-likely-than-not will be required to sell the security prior to recovering the security’s amortized cost basis. Equity securities are other-than-temporarily impaired when it becomes apparent that UHC will not recover its cost over a reasonable period of time.  Factors considered in determining whether a credit loss exists and over what period of time the security is expected to recover include the length of time and the extent to which fair value has been below cost, adverse conditions specifically related to the security, the industry or the geographic area, the financial condition and near-term prospects of the issuer, analysis and guidance provided by rating agencies and analysts, and changes in fair value subsequent to the balance sheet date.
When UHC determines that an other-than-temporary impairment loss exists for an equity security or for a fixed maturity security that UHC intends to sell or more-likely-than-not will be required to sell prior to recovering the security’s amortized cost basis, the cost basis of the security is written down to fair value, and the total amount of the impairment is included in operations as a realized investment loss.
When UHC determines that an other-than-temporary impairment loss exists for a fixed maturity security and UHC does not intend to sell the security and it is not more-likely-than-not that UHC will be required to sell the security prior to recovering the security’s amortized cost basis, the portion of the total impairment that is attributable to the credit loss is recognized in operations as a realized investment loss, and the cost basis of the security is reduced by the amount of the credit related impairment. The non-credit related component of the impairment loss is included within unrealized gains (losses) on investments in the statement of operations. Subsequent recoveries in the fair value of other-than-temporarily impaired securities are recognized at disposition.

UHC may, from time to time, sell invested assets subsequent to the balance sheet date that were considered temporarily impaired at the balance sheet date. Such sales are generally due to events occurring subsequent to the balance sheet date that result in a change in UHC’s intent or requirement to sell the invested asset. The types of events that may result in a sale include significant changes in the economic facts and circumstances related to the invested asset, significant unforeseen changes in UHC’s liquidity needs, or changes in the regulatory environment.
Fair Value of Financial Instruments
ASC 820-10, Fair Value Measurements and Disclosures, provides enhanced guidance for using fair value to measure assets and liabilities. It does not require any new fair value measurements, but does require expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. ASC 820-10 establishes a fair value hierarchy to increase consistency and comparability in fair value measurements and disclosures. The hierarchy is based on the inputs used in valuation and gives the highest priority to unadjusted quoted prices in active markets.
ASC 820-10-35-51 provides additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and sets forth additional disclosure requirements. ASC 820-10-35-51 also includes guidance on identifying circumstances that indicate a transaction is not orderly.
Derivative Instruments
UHC takes positions from time to time in certain derivative financial instruments to increase investment returns, to eliminate the impact of changes in interest rates, and to protect adverse movements in fair values of investments. Financial instruments used for such purposes include put and call options, interest rate swaps, and futures contracts.

To qualify for hedge accounting under ASC 815, at the inception of the hedging relationship, UHC formally documents its risk management objective and strategy for undertaking the hedging transactions, as well as its designation of the hedge as either (i) a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment (“cash flow hedge”); or (ii) a hedge of a new investment in foreign operation. A derivative designated as a hedging instrument must be highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and throughout the life of the hedging relationship.

UHC discontinues hedge accounting prospectively when (i) it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; (iii) it is no longer probable that the forecasted transaction will occur; (iv) a hedged firm commitment no longer meets the definition of a firm commitment; (v) UHC removes the designation of the hedge; or (vi) the derivative is deemed to be impaired.

When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the fair value or cash flows of a hedged item, the derivative is carried as an asset or liability, at its fair value, with changes in fair value recognized in “Other Nonoperating Changes in Net Assets” on the consolidated statements of operations.

Upon termination of a derivative that qualified for hedge accounting, the gain or loss is reflected as an adjustment to the basis of the hedged item and is recognized in income consistent with the hedged item. If the hedged item is sold, the gain or loss on the derivative is realized but is subject to the interest maintenance reserve. To the extent UHC chooses not to designate it derivatives for hedge accounting or its designated derivatives no longer meet the criteria of an effective hedge, the derivatives are carried at fair value with changes in their fair value included in the “Other Nonoperating Changes in Net Assets” on the consolidated statements of operations.

Futures contracts are commitments to purchase or deliver securities in the future at a predetermined price or yield, and are usually settled in cash.

Assets Limited as to Use
The Kentucky Department of Insurance requires each full service HMO to maintain a security deposit of at least $500,000. In accordance with this requirement, UHC holds a U.S. Treasury Note and a money market account. These marketable securities are held in trust at a financial institution and are classified as assets limited as to use in the accompanying balance sheets.
Land and Construction in Progress
Land is stated at cost and represents parcels of property purchased for the future UHC corporate headquarters and health and well-being campus in West Louisville. The expenditures associated with the construction cost are stated at cost and are being capitalized as construction in progress and depreciation will not begin until time the headquarters is occupied in 2020.
Furniture and Equipment
Furniture and equipment are stated at cost, net of accumulated depreciation and amortization. The capitalization threshold is $1,000 with the exception of laptop and desktop personal computers that individually may cost less than $1,000 but are capitalized. Similar assets purchased in bulk may also be capitalized as a group even if individual assets do not meet the minimum dollar threshold for capitalization. When property and equipment are retired or otherwise disposed of, cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations. Depreciation is computed using the straight-line method, half-year convention, over the estimated useful life of the asset, which ranges from three to seven years.
Furniture and Equipment            7 Years
Computer Hardware                3 Years
Software                    3 Years
Leasehold improvements are amortized on a straight line basis over the shorter of the lease term or estimated useful life of the asset. Maintenance and repairs are charged to operations when incurred.
Long-Lived Assets
Long lived assets, such as furniture and equipment subject to depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long lived asset or asset group be tested for possible impairment, UHC first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value.
Land and construction in progress are recorded at cost. Construction in progress costs are not transferred to the final asset classification and the start of depreciation until the asset is in place for its intended use.
Premium Revenues
UHC records premium revenues based on membership records and premium rates for each membership category. Premiums are due monthly and are recognized as revenue in the period in which UHC is obligated to provide service to members.

DMS and CMS make payments to UHC based on estimates of membership case mix as defined in the respective contracts. To the extent that these premium payments differ from recorded revenue, the amount of the difference is recorded as either unearned premium or a premium receivable until such time that the differences are resolved.
Effective July 1, 2015, the DMS contract included a provision where a 1% assessment of capitation revenue paid to UHC would be refunded to DMS on an annual basis. The 1% assessment is recorded as a charge to administrative expense each month establishing a corresponding liability, included in accounts payable and accrued expenses, to be paid in the following calendar year. The DMS 1% assessment was $18,990,135 and $18,864,818 in 2018 and 2017, respectively.
UHC’s contract with CMS contains a risk-sharing arrangement. This risk-sharing arrangement provides a risk corridor whereby the premiums received from CMS are compared to actual drug cost incurred during the contract period. If actual drug costs incurred vary from premiums received by an amount greater than a predetermined threshold, a receivable or payable is recorded as an adjustment to premium revenue.
Other Income
Other income in 2018 of $109,029 included $65,000 of Lucina Health, Inc. common stock obtained by UHC in connection with services provided for under a Development and Master Services Agreement and $21,942 from donations received by the Foundation. An additional $16,595 of other income was compensation from a class action settlement agreement involving Tesco Stores Limited (which were common stock investments previously owned by UHC) and $5,492 interest from a note receivable. The $11,000 of other income recorded in 2017 was donations received by the Foundation.
Medical Expenses and Related Liabilities
Medical expenses include capitation payments for primary care physicians, vision, and dental benefits. All other medical expenses are paid on a fee-for-service basis based upon contracted rates with providers as well as prescription drug costs, net of rebates. Rebates are recognized when earned, according to the contractual arrangements with the drug manufacturer. UHC maintains reinsurance for medical expenses with commercial carriers that is more fully described in Note 15.
Accrued medical expenses includes medical expenses billed and not paid and an estimate for costs incurred but not reported, which is actuarially determined. Actuarial estimates are based upon authorized healthcare services, past claims payment experience, patient census and other factors. To estimate the required claims incurred but not reported reserves, UHC uses the triangulation method. The method of triangulation makes estimates of completion factors, which are then applied to the total paid claims net of coordination of benefits to date for each incurral month. This provides an estimate of the total projected incurred claims and total amount outstanding or claims incurred but not reported. Consideration is also given to changes in turnaround time and claim processing, which may impact completion factors.
For the most current dates of service where there is insufficient paid claim data to rely solely on the completion factor method, UHC examines cost and utilization trends as well as plan changes, provider contracts, membership changes, and historical seasonal patterns to estimate the reserve required for these months. While UHC believes the accrual for medical expenses is adequate, actual results could differ from such estimates.
Premium Deficiency Reserve
The current contract with DMS to provide Medicaid services covers the period of July 1, 2018 - June 30, 2019. At this time management has determined the contracted premium rates from DMS to be insufficient to provide for estimated medical and administrative expenses related to this contract period. Anticipated investment income was utilized in the calculation of a premium deficiency reserve. The premium deficiency reserve of $47,415,290 at December 31, 2018 will be used to offset underwriting losses through June 30, 2019. Due to the Medicare Advantage contract with CMS ending December 31, 2018 there is no premium deficiency for the CMS contract.

Last year the DMS and CMS contracts ended on December 31 so a premium deficiency was not required as of December 31, 2017.
Risk Corridor Reserve
During March 2010, the President of the United States signed the “Patient Protection and Affordable Care Act” and related “Reconciliation Act of 2010” into law. This is commonly known as the “Affordable Care Act” (ACA). This legislation took effect over a four-year period and includes provisions related to coverage, eligibility, Medicaid expansion and for a new sales distribution model (state healthcare exchanges). In addition, the legislation encompasses certain new taxes and fees. Under the new law, Kentucky elected to expand Medicaid eligibility starting in 2014. UHC participated in this expansion.
UHC had established a $6,280,103 receivable representing an estimate of additional revenue due from DMS for the period of January 1, 2016 - June 30, 2016 associated with the Affordable Care Act (ACA) expansion population due to exceeding the ninety-two percent higher end corridor boundary. The DMS contracts for the periods ending December 31, 2016, June 30, 2017, December 31, 2017, June 30, 2018, and June 30, 2019 have a provision requiring a refund of revenue should the overall medical loss ratio for these periods fall below ninety percent. At this time management believes the medical loss ratio for these periods of time will exceed the ninety percent threshold. The reserve estimates were calculated using a risk corridor medical loss ratio methodology.
Also, as of December 31, 2018, UHC had established a $1,571,970 payable representing a refund of revenue to the Centers for Medicare and Medicaid Services associated with the 2018 Part D settlement. The December 31, 2017 accrued Part D 2017 settlement payable of $1,264,045 was settled during calendar year 2018.
Department for Medicaid Services Payable
On February 1, 2019, UHC was notified by DMS that additional amounts were due to providers as well as back to DMS. These amounts represent supplemental payment funds paid to UHC in excess of the amounts originally required by DMS. An additional payment of $2,227,575 was paid to DMS and $5,430,595 was paid to various providers during March 2019.
Advertising
Advertising costs are expensed as incurred. In an effort to expand UHC’s brand recognition and membership base, advertising costs of $2,841,660 and $2,745,981 were incurred for the years ended December 31, 2018 and 2017, respectively.
Income Taxes
UHC is a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code. Accordingly, no income tax provision has been recorded by UHC for the current period. Management believes that UHC has continued to meet the eligibility requirements set forth in the above referenced Internal Revenue Code and has therefore continued to qualify as a tax-exempt organization as of December 31, 2018. UHC did not have asserted and unsettled or unasserted income tax contingencies during 2018 or 2017. UHC did not recognize any benefits or provisions from uncertain tax positions during 2018 or 2017.
Net Assets
Net assets without donor restrictions are those that are available for the support of operations and whose use is not externally restricted, although their use may be limited by other factors such as by contract or board designation. Net assets with donor restrictions are those for which use has been limited by donors to a specific time period or purpose. The only net assets with donor restrictions are associated with the Passport Health Plan Foundation (Note 19).

Changes in Net Assets
The consolidated statements of operations include net (loss) operating income. Changes in net assets that are excluded from net (loss) operating income include unrealized gains and losses on investments and change in the fair value of interest rate swaps. All changes in net assets are without donor restriction unless otherwise specified (Note 19).
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Some of the more significant estimates include accrued medical expenses, premium deficiency reserves, risk corridor reserves, and retroactive premiums receivable. Actual results could differ from those estimates.
Liquidity
As a business-oriented not-for-profit that is not solely dependent on donor contributions, the capital needs of UHC and operating budgets are coordinated so that anticipated cash needs are provided by current cash flow from operations, supplemented from time to time by debt financing. Included within current assets on the consolidated balance sheets are financial assets available for general expenditure within one year of December 31, 2018, and include cash and cash equivalents, marketable securities, premiums and other receivables, receivable from the Department for Medicaid Services, and prepaid expenses. See additional information with respect to these financial assets in Note 3 and Note 4. As part of UHC’s management of liquidity, certain cash in excess of operating requirements for general expenditures is transferred to long term marketable securities. UHC’s long-term marketable securities contain various investments that can be drawn upon, if necessary, to meet liquidity needs of UHC within the next fiscal year. See Notes 4 and 6 for additional information as it relates to marketable securities classified as long term.
Regulation
UHC is regulated by the Kentucky Department of Insurance and prepares its statutory financial statements in accordance with accounting principles and practices prescribed and permitted by the Commonwealth of Kentucky. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and a variety of other NAIC publications.
Financial statements prepared for the Kentucky Department of Insurance in accordance with statutory accounting practices differ from the financial statements prepared in accordance with GAAP. The principal differences are (1) certain assets, such as accounts receivable from non-governmental entities greater than 90 days old and prepaid expenses, are excluded from the statutory balance sheet and (2) debt securities are carried at amortized cost, not fair value as required under GAAP. As a result of the foregoing, statutory net worth at December 31, 2018 and 2017 is $92,125,117 and $213,438,304, respectively. Statutory net (loss) income was ($122,638,109) and $17,107,991 in 2018 and 2017, respectively.
Under applicable Kentucky state laws and regulations, UHC is required to maintain the greater of a minimum net worth of $1,250,000, determined in accordance with statutory accounting practices, or the minimum capital requirements as calculated by the risk-based capital (RBC) calculation. The RBC requirements are designed to measure the acceptable amount of capital an insurer should have based on the inherent specific risks to each insurer. Within certain ratio ranges, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action, ranging from requiring insurers to submit a comprehensive plan to the state insurance commissioner to requiring the state insurance commissioner to place the insurer under regulatory control. At December 31, 2018 and 2017, UHC’s statutory net worth exceeds that required by the RBC calculation for health insurers in Kentucky.
Recent Accounting Pronouncements
In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses. The amendments mitigate transition complexity by requiring entities other than public business entities, including not-for-profit organizations and certain employee benefit plans, to implement the credit losses standard issued in 2016, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. This aligns the implementation date for their annual financial statements with the implementation date for their interim financial statements. The guidance also clarifies that receivables arising from operating leases are not within the scope of the credit losses standard, but rather, should be accounted for in accordance with the leases standard.
The effective date and transition requirements are the same as the effective dates and transition requirements in the credit losses standard, as amended by the new ASU.
In October 2018, the FASB issued ASU No. 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting. In the United States, eligible benchmark interest rates under Topic 815 are interest rates on direct Treasury obligations of the U.S. government (UST), the London Interbank Offered Rate (LIBOR) swap rate, and the Overnight Index Swap (OIS) Rate based on the Fed Funds Effective Rate. When the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, in August 2017, it introduced the Securities Industry and Financial Markets Association (SIFMA) Municipal Swap Rate as the fourth permissible U.S. benchmark rate.
The new ASU adds the OIS rate based on SOFR as a U.S. benchmark interest rate to facilitate the LIBOR to SOFR transition and provide sufficient lead time for entities to prepare for changes to interest rate risk hedging strategies for both risk management and hedge accounting purposes.
The amendments will be effective concurrently with ASU 2017-12, which is for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted in any interim period upon issuance of this ASU if the organization already has adopted ASU 2017-12.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. These amendments remove the disclosure requirements in Topic 820 as follows: 1) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; 2) the policy for timing of transfers between levels; 3) the valuation processes for Level 3 fair value measurements; and 4) for nonpublic entities, the changes in unrealized gains and losses for the period included in earnings for recurring Level 3 fair value measurements held at the end of the reporting period.
These amendments modify the disclosure requirements in Topic 820 as follows: 1) in lieu of a roll forward for Level 3 fair value measurements, a nonpublic entity is required to disclose transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities; 2) for investments in certain entities that calculate net asset value, an entity is required to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the entity or announced the timing publicly; and 3) the amendments clarify that the measurement uncertainty disclosure is to communicate information about the uncertainty in measurement as of the reporting date.
These amendments add the disclosure requirements in Topic 820 as follows: 1) the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period; and 2) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements.
For all entities, amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date.
In June 2018, the FASB issued ASU No. 2018-08, Not-for-Profit Entities (Topic 958): Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made. These amendments clarify and improve the scope and accounting guidance around contributions of cash and other assets received and made by not-for-profit organizations (NFPs) and business enterprises. The ASU clarifies and improves current guidance about whether a transfer of assets, or the reduction, settlement, or cancellation of liabilities, is a contribution or an exchange transaction. It provides criteria for determining whether the resource provider is receiving commensurate value in return for the resources transferred which, depending on the outcome, determines whether the organization follows contribution guidance or exchange transaction guidance in the revenue recognition and other applicable standards. It also provides a more robust framework for determining whether a contribution is conditional or unconditional, and for distinguishing a donor-imposed condition from a donor-imposed restriction.
This guidance is effective for transactions in which the entity serves as a resource recipient to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019.
This guidance is effective for transactions in which the entity serves as the resource provider to annual periods beginning after December 15, 2019, and interim periods within those annual periods beginning after December 15, 2020. Early adoption is permitted.
In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. These amendments refine and expand hedge accounting for both financial (e.g., interest rate) and commodity risks. Its provisions create more transparency around how economic results are presented, both on the face of the financial statements and in the footnotes. It also makes certain targeted improvements to simplify the application of hedge accounting guidance. This guidance is effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. Early adoption, including adoption in an interim period, is permitted. If an entity early adopts in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period (i.e., the initial application date).
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new guidance requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. As a result a) many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses; b) the new guidance also applies to the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The new guidance is effective for fiscal years beginning after December 15, 2021, with early application permitted for fiscal years beginning after December 15, 2018. Management is currently evaluating the impact of this guidance on the financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The updated guidance provides new requirements for leases to be recognized in the financial statements. In general, the guidance requires the lessee to recognize liabilities on the balance sheet for the obligation to make lease payments and an asset for the right to use the underlying assets for the lease term. There is a differentiation between finance leases and operating leases for the lessee in the statements of operations and cash flows. Finance leases recognize interest on the lease liability separately from the right to use the asset whereas an operating lease recognizes a single lease cost allocated over the lease term on a generally straight-line basis. All cash payments are within operating activities in the statement of cash flows except finance leases classify repayments of the principal portion of the lease liability within financing activities. The updated guidance is to be applied using a modified retrospective approach effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. Management intends to adopt this guidance upon the effective date listed and is currently evaluating the related impact on the financial statements.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance makes targeted improvements to the recognition and measurement of financial instruments by a) requiring equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; b) requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and c) eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for organizations that are not public business entities (among others deemed not applicable to UHC). The new guidance is effective for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The new guidance permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. Management intends to adopt this guidance upon the effective date listed and is currently evaluating the related impact on the financial statements.
In March 2017, the FASB issued ASU No. 2017-08, Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities. The amendments shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The updated guidance is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period. If an entity early adopts in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments should be applied on a modified retrospective basis, with a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. UHC management intends to adopt the guidance on the effective date and it is not expected to have a material impact on the financial statements.
In May 2014,the FASB updated its guidance related to ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The objective of this update (and other related following updates) is to improve the reporting of revenue by providing a more robust framework for addressing revenue issues and improved disclosure requirements. Current revenue recognition guidance in U.S. generally accepted accounting principles is comprised of broad revenue recognition concepts together with numerous revenue requirements for particular industries or transactions, which sometimes result in different accounting for economically similar transactions. For the Company, this guidance is to be applied retrospectively to annual and interim reporting periods beginning after December 15, 2018. UHC has adopted this guidance as of January 1, 2019. Since premium revenue from insurance contracts is excluded and UHC has no other revenue items that are covered by this guidance, adoption of this guidance will have no impact on the financial condition or operating results of UHC.

4)    Marketable Securities and Assets Limited As To Use
The following is a summary of marketable securities stated at fair value as of December 31, 2018 and 2017:

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury Securities and obligations of U.S. Government corporations and agencies	$22,086,273	$173,766	$484,204	$21,775,835
Municipal bonds	928,590	1,596	23,451	906,735
Other government obligations	1,546,851	7,463	21,584	1,532,730
Other debt securities	6,700,273	26,217	81,772	6,644,718
Corporate debt securities	38,813,497	195,996	830,000	38,179,493
Bank loan bonds	2,844,591	4,566	9,049	2,840,108
Commercial mortgage-backed securities	31,044,247	137,918	320,254	30,861,911
Residential mortgage-backed securities	27,654,217	57,723	718,051	26,993,889
Small cap equity securities	31,879,273	10,878,036	903,965	41,853,344
Equity mutual funds	42,003,408	22,739,224	350,984	64,391,648
Total marketable securities	$205,501,220	$34,222.505	$3,743.314	$235,980,411

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury Securities and obligations of U.S. Government corporations and agencies	$23,261,984	$60,140	$245,955	$23,076,169
Municipal bonds	898,113	2,013	6,890	893,236
Other government obligations	1,620,937	58,545	2,688	1,676,794
Other debt securities	5,662,083	72,009	21,997	5,712,095
Corporate debt securities	39,709,864	817,413	137,433	40,389,844
Commercial mortgage-backed securities	28,694,712	157,594	102,514	28,749,792
Residential mortgage-backed securities	30,207,571	128,144	285,099	30,050,616
Small cap equity securities	30,708,701	8,037,776	1,996,226	36,750,251
Equity mutual fund	40,305,970	29,640,732	—	69,946,702
Total marketable securities	$201,069,935	$38,974,366	$2,798,802	$237,245,499

In order to meet the deposit requirement described in Note 3, the following assets are limited as to use at December 31, 2018 and 2017:

	2018	2017
U.S. Treasury Note (3.875% due May 15, 2018)	$510,515	$504,490
Money market account	25,266	21,875
Assets limited as to use	$535,781	$526,365

The amortized cost and estimated fair value of marketable debt securities by contractual maturity date at December 31, 2018 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Due within one year or less	$2,511,606	$2,502,096
Due after one year through five years	33,788,584	33,457,556
Due after five years through ten years	23,517,275	23,201,982
Due after ten years	13,102,610	12,717,986
	72,920,075	71,879,620

Commercial mortgage-backed securities	31,044,247	30,861,911
Residential mortgage-backed securities	27,654,217	26,993,889
Total debt securities	$131,618,539	$129,735,420

Proceeds from the sale of available-for-sale securities aggregated $66,724,163 in 2018, resulting in gross realized gains of $4,456,497 and gross realized losses of $1,396,220. Proceeds from the sale of available-for-sale securities aggregated $111,255,241 in 2017, resulting in gross realized gains of $8,410,135 and gross realized losses of $743,638.

UHC has determined that the following amounts are temporarily impaired at December 31, 2018 and 2017 summarized by asset class and length of time that a security has been in a continuous unrealized loss position:

2018	Less Than 12 Months		12 Months or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$5,717,905	$112,515	$7,249,944	$371,689	$12,967,848	$484,204
Municipal bonds	38,265	504	666,874	22,947	705,139	23,451
Other government obligations	178,124	5,900	1,354,606	15,684	1,532,731	21,586
Other debt securities	429,384	4,151	4,591,916	77,621	5,021,300	81,772
Corporate debt securities	14,601,459	218,533	23,578,035	611,467	38,179,494	830,000
Bank loan bonds	2,143,582	7,843	696,526	1,206	2,840,108	9,049
Commercial mortgage-backed securities	13,832,431	59,253	17,029,480	261,001	30,861,911	320,254
Residential mortgage-backed securities	1,199,421	11,423	22,422,878	706,628	23,622,299	718,049
Total debt securities	38,140,571	420,122	77,590,259	2,068,243	115,730,830	2,488,365
Small cap equity securities	4,820,366	750,526	1,088,640	153,439	5,909,006	903,965
Equity mutual Funds	19,356,354	350,984	—	—	19,356,354	350,984
Total equity securities	24,176,720	1,101,510	1,088,640	153,439	25,265,360	1,254,949
	$62,317,291	$1,521,632	$78,678,899	$2,221,682	$140,996,190	$3,743,314

2017	Less Than 12 Months		12 Months or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$15,540,389	$217,777	$3,679,001	$28,178	$19,219,390	$245,955
Municipal bonds	406,317	6,890	—	—	406,317	6,890
Other government obligations	256,503	2,348	19,630	340	276,133	2,688
Other debt securities	524,352	1,762	2,265,258	20,235	2,789,610	21,997
Corporate debt securities	8,026,480	55,368	7,451,427	82,065	15,477,907	137,433
Commercial mortgage-backed securities	7,278,884	38,866	5,420,609	63,648	12,699,493	102,514
Residential mortgage-backed securities	8,919,748	56,748	13,548,381	228,351	22,468,129	285,099
Total debt securities	40,952,673	379,759	32,384,306	422,817	73,336,979	802,576
Small cap equity securities	2,664,542	108,246	13,873,329	1,887,980	16,537,871	1,996,226
Total temporarily impaired securities	$43,617,215	$488,005	$46,257,635	$2,310,797	$89,874,850	$2,798,802
The unrealized losses on fixed maturity investments with continuous unrealized losses for less than twelve months were primarily due to a widening of credit spreads rather than a decline in credit quality. UHC believes, based on its analysis, that these securities are not other-than-temporarily impaired.
For the years ended December 31, 2018 and 2017, a credit-related impairment charge of $1,361,600 and $113,550, respectively, was recorded within the consolidated statements of operations. There were no non-credit related impairment charges in 2018 or 2017.

(5)	Derivative Instruments
UHC uses deferred settlement mortgages as a cost efficient way to invest in mortgage-backed securities. In this approach, the investor accepts delayed settlement on the purchase of mortgage-backed securities in return for a modest reduction in the price paid for those mortgage-backed securities. The price differential is directly related to the fact that the investor does not experience the higher yield typically offered by mortgage-backed securities relative to the interest rate earned on cash equivalents held for the period between normal settlement and the agreed upon deferred settlement.  Such deferred settlement mortgages are not designated as hedging instruments under ASC 815, Derivatives and Hedging. UHC reported net realized (losses)/gains from these securities of ($14,064) and $17,023, respectively, for the years ended December 31, 2018 and 2017 within realized gain from sale of investments, net on the consolidated statements of operations. There are no significant derivative instruments held at December 31, 2018 and 2017.

(6)	Fair Value Measurements
ASC 820-10 establishes a fair value hierarchy comprised of three priority levels, which are as follows:
Level 1 - Unadjusted quoted market prices for identical assets or liabilities in active markets.
Level 2 - Other observable inputs, either directly or indirectly, including:

•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset/liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 - Unobservable inputs that cannot be corroborated by observable market data.
UHC uses quoted values and other data provided by an independent pricing service as inputs into its process for determining fair values of its investments. The pricing service obtains market quotations and actual transaction prices for securities that have quoted prices in active markets. For securities not actively traded, the pricing service prepares estimates of fair value measurements for those securities using its proprietary pricing applications which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings and matrix pricing. Additionally, the pricing service uses an Option Adjusted Spread model to develop prepayment and interest rate scenarios.
In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. As UHC is responsible for the determination of fair value in accordance with ASC 820-10, it has reviewed the pricing service inputs and levels and evaluated the appropriateness of the levels determined. UHC’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset.
UHC’s fixed maturity securities generally do not trade in an active market. The fair value estimates of such fixed maturity investments are based on observable market information rather than market quotes. Accordingly, the estimates of fair value for such fixed maturities as provided by the pricing service are included in the amount disclosed in Level 2 of the hierarchy.
UHC’s equity securities trade on a major exchange in an active market. Accordingly, such equity securities are disclosed in Level 1. The one exception is common stock obtained in 2016 and 2018 in connection with services provided for under a Development and Master Services Agreement. The value is based on unobservable inputs and represents the amount disclosed in Level 3.
There were no transfers between any levels of the fair value hierarchy during 2018 or 2017. UHC’s policy is to recognize transfers between Levels as of the end of the reporting period.

The following is a table of the fair value measurements of UHC’s applicable assets by level within the fair value hierarchy as of December 31, 2018 and 2017:

	December 31, 2018
	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Fair Value
Marketable securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$—	$21,775,835	$—	$21,775,835
Municipal bonds	—	906,735	—	906,735
Other government obligations	—	1,532,730	—	1,532,730
Other debt securities	—	6,644,718	—	6,644,718
Corporate debt securities	—	38,179,493	—	38,179,493
Commercial mortgage-backed securities	—	30,861,911	—	30,861,911
Residential mortgage-backed securities	—	26,993,889	—	26,993,889
Bank loan bonds	—	2,840,108	—	2,840,108
Small cap equity securities	41,755,844	—	97,500	41,853,344
Equity mutual funds	64,391,648	—	—	64,391,648
Assets limited as to use:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	—	510,515	—	510,515
Total investment securities	$106,147,492	$130,245,934	$97,500	$236,490,926

	December 31, 2017
	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Fair Value
Marketable securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$—	$23,076,169	$—	$23,076,169
Municipal bonds	—	893,236	—	893,236
Other government obligations	—	1,676,794	—	1,676,794
Other debt securities	—	5,712,095	—	5,712,095
Corporate debt securities	—	40,389,844	—	40,389,844
Commercial mortgage-backed securities	—	28,749,792	—	28,749,792
Residential mortgage-backed securities	—	30,050,616	—	30,050,616
Small cap equity securities	36,717,751	—	32,500	36,750,251
Equity mutual funds	69,946,702	—	—	69,946,702
Assets limited as to use:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	—	504,490	—	504,490
Total investment securities	$106,664,453	$131,053,036	$32,500	$237,749,989

The fair value of other financial instruments approximates their carrying values at December 31, 2018 and 2017 due to the short maturity of such instruments.

(7)    Premiums Receivable
Premiums receivable represents amounts due from DMS and CMS and consists of the following at December 31, 2018 and 2017:

	2018	2017
Membership premiums	$11,523,100	$11,508,400

Certain members are assigned to UHC with an effective date earlier than their assignment date. Based on past experience, UHC has estimated a receivable for premiums relating to those retroactive members that will be assigned to UHC in future periods with an effective date in the current or prior period.

(8)	Other Receivables
The following is a summary of other receivables as of December 31, 2018 and 2017:

	2018	2017
Note receivable	$16,475,150	$4,000,000
Pharmacy rebates receivable	6,887,400	8,679,119
Reinsurance receivable	2,298,956	875,473
Interest receivable	847,828	868,598
Receivable from Evolent Health	693,919	367,068
Encounter penalties from TPAs	244,940	761,272
Note interest receivable	5,492	—
Other	7,547	26,731
	$27,461,232	$15,578,261
(9)    Land and Construction in Progress
Land and construction in progress consists of the following as of December 31, 2018 and 2017:

	2018	2017
Land	$9,357,229	$7,852,615
Construction in Progress	10,824,564	908,019
	$20,181,793	$8,760,634
Land represents parcels of property purchased for the future UHC corporate headquarters and health and well-being campus in West Louisville. The construction in progress is cost associated with the initial design phase of the project. The first phase including the corporate headquarters is scheduled for completion in 2020.

(10)    Furniture and Equipment
Furniture and equipment consists of the following as of December 31, 2018 and 2017:

	2018	2017
Equipment and software	$6,336,241	$4,822,210
Furniture and fixtures	747,289	739,489
Leasehold improvements	446,352	419,669
Equipment and furniture under capital lease	159,202	159,202
	7,689,084	6,140,570
Less accumulated depreciation and amortization	5,348,862	4,721,658
	$2,340,222	$1,418,912

Depreciation and amortization expense charged to operations was $1,036,822 and $1,105,376 in 2018 and 2017, respectively. Accumulated amortization of furniture and equipment under capital leases amounted to $159,202 at both December 31, 2018 and 2017, respectively.

(11)	Related-Party Transactions
UHC sponsors and affiliated entities provide health care services to UHC members at contracted rates. Estimated amounts incurred by UHC for services provided by UHC sponsors and affiliates for the years ended December 31, 2018 and 2017 were approximately as follows:

	2018	2017
ULP	$78,285,000	$64,245,000
Norton	254,834,000	222,749,000
Jewish	96,450,000	101,903,000
UMC	124,284,000	122,538,000
Primary Care	10,392,000	9,366,000

At December 31, 2018 and 2017, accrued medical expenses include amounts due to the sponsors for unpaid medical and related services.

(12)	Transactions with Subcontractors
As discussed in Note 1, UHC contracts various administrative and benefit management functions to third party subcontractors. The schedule below lists the individual subcontracts, description of the services provided, and the associated administrative fees for each service provided reflected under Purchased Services within the consolidated statements of operations.

Subcontractor Name	Service Provided	2018	2017
Evolent	Administrative and pharmacy	$114,496,757	$88,217,818
Beacon	Behavioral Health	7,192,195	7,118,950
Care Enroll	Administrative	2,857,388	—
HMS	Administrative	2,608,409	2,364,503
ACHP	Administrative	1,792,382	27,248,762
Health Integrated	Administrative	1,789,538	1,459,221
DST	Administrative	1,394,494	1,326,628
TMG	Administrative	542,132	—
CVS	Administrative	—	1,503,647
Magellan	Pharmacy	—	8,580
		$132,673,295	$129,248,109
Evolent provides clinical, medical, and provider services to UHC under a contract which expires December 15, 2025. Effective October 1, 2017, Evolent also provides administrative services including Medicaid claims processing, enrollment services, and information technology.
Beacon provides behavioral health benefit management services to UHC under a contact which expires on March 31, 2019.
Care Enroll provides member premium billing and payment processing services to UHC for assigned members of a Medicaid Waiver Program within the state of Kentucky through a five year contract that expires on August 24, 2022.
Prior to October 1, 2017, ACHP provided administrative services including Medicaid claims processing, enrollment services, and information technology. From October 1, 2017 through July 31, 2018, ACHP continued to provide certain run-out services.
Health Management Systems provided third party liability services to UHC through a contract with ACHP which expired on December 31, 2018.
Evolent administers a pharmacy benefits management services contract with CVS through a three year contract that expires on August 31, 2019.
Health Integrated provides utilization and case management services to UHC through a contract that expires December 31, 2018.
DST provided administrative services including Medicare claims processing, enrollment services, and information technology under a contract that was terminated by UHC on June 30, 2018. UHC has contracted with TMG Health Inc. to provide these same services for Medicare effective July 1, 2018 through a contract with an expiration date of December 31, 2023.
Magellan provided pharmacy benefit management services to UHC through a three year contract that was terminated by UHC effective August 31, 2017.
Avesis provides dental benefit management services to UHC. A fee for service contract was terminated on June 30, 2016 and replaced with a fully capitated contract effective July 1, 2016 in which the contract cost is reported as medical expense. The Avesis contract expires on December 31, 2019.

(13)	Accrued Medical Expenses
Activity in accrued medical expenses is summarized as follows:

	2018	2017
Balance, January 1	$199,997,904	$185,471,506

Incurred related to:
Current year	1,852,775,936	1,773,494,656
Prior years	(6,975,361)	(28,826,736)
Total incurred	1,845,800,575	1,744,667,920

Paid related to:
Current year	1,691,047,278	1,577,918,582
Prior years	192,896,257	152,222,940
Total paid	1,883,943,535	1,730,141,522
Balance, December 31	$161,854,944	$199,997,904

The medical expenses for prior years decreased by a total of $6,975,361 and $28,826,736 in 2018 and 2017, respectively, due to lower than anticipated medical cost and favorable utilization trends. These adjustments are generally the result of ongoing analysis and recent loss development trends. Original estimates are increased or decreased, as additional information becomes known regarding individual claims.
Accrued medical expenses are developed by utilizing actuarial based methodology including claim lag studies, pended claim information, trended historical per member per month levels, and expected loss ratio calculations. There have been no significant changes to the basis or methodologies in this process. The charts above and below include Medicaid and since January 1, 2017 Medicare. UHC has chosen for presentation to not disaggregate between Medicaid and Medicare since Medicaid consist of approximately 99.5% of the consolidated membership since January 1, 2017.

The following tables provide information about incurred and paid claims development for Medicaid and Medicare as of December 31, 2018, net of reinsurance.

	2015	2016	2017	2018
Ultimate Incurred	(Unaudited)	(Unaudited)
Incurred dates 2015	$1,512,765,804	$1,506,030,404	$1,503,779,095	$1,503,779,095
Incurred dates 2016	—	1,679,838,200	1,653,262,773	1,688,550,761
Incurred dates 2017	—	—	1,773,494,656	1,751,231,308
Incurred dates 2018	—	—	—	1,852,775,936
	1,512,765,804	3,185,868,604	4,930,536,524	6,796,337,100

Total Paid
Incurred dates 2015	$1,341,426,391	$1,499,815,537	$1,503,641,870	$1,503,779,095
Incurred dates 2016	—	1,502,159,667	1,649,853,642	1,673,199,028
Incurred dates 2017	—	—	1,577,918,582	1,748,755,711
Incurred dates 2018	—	—	—	1,691,047,278
	$1,341,426,391	3,001,975,204	4,731,414,094	4,731,414,094
Ultimate incurred less total paid		183,893,400	199,122,430	159,555,988
Reinsurance recoverables		1,578,106	875,474	2,298,956
Accrued medical expenses		$185,471,506	$199,997,904	$161,854,944

At December 31, 2018, accrued medical expense included incurred but not reported claims of $161,854,944, which are primarily associated with claims incurred in 2018.
Claims frequency is measured as medical fee-for-service claims for each service encounter with a unique provider identification number. Claims frequency measure includes claims covered by deductibles as well as claims under capitated arrangements. The following table is unaudited supplementary information about the number of reported claims by accident year:

2015	18,325,579
2016	19,323,667
2017	24,150,908
2018	26,492,130

14) Construction and New Market Tax Credit Debt
In 2018, UHC and Passport Health Solutions, LLC entered into debt arrangements totaling $107,110,000 (see details below) associated with the construction of a new UHC corporate headquarters to be located on approximately 20 acres in West Louisville and is secured by the UHC investment portfolio.

Old National Bank	$80,000,000
New Market Tax Credits	24,110,000
REINVESTMENT FUND, INC.	2,500,000
Community Foundation of Louisville	500,000
Total Debt	$107,110,000

A component of the financing arrangement requires UHC and Passport Health Solutions LLC to inject land and cash to meet a Cash Equity Requirement minimum of 15% (approximately $17,000,000) as detailed in the project budget approved by Old National Bank. This requirement was achieved through the 2017 and 2018 purchase of the West Louisville land, expenditures for construction in progress at the site, and funds set aside at the debt closing in a specific Old National Bank account to be used toward construction cost in 2019.
PHS I in working with external consultants contracted to obtain New Markets Tax Credits available to entities investing in low to moderate income opportunity zones. Three Community Development Entities (CDEs) made loans to PHS I totaling $24,110,000. In exchange for the funding, PHS I makes quarterly interest only payments to each CDE beginning March 1, 2019 at an interest rate of 1.057%. When the project is complete in the opportunity zone as intended then $7,610,000 of the $24,110,000 CDE debt is forgiven. The three CDEs and amount of outstanding debt for each is listed below:

TRF NMTC Fund LXVI, LP	$8,500,000
NDC New Markets Investments XCIII, LLC	7,760,000
Telesis CDE 15, LLC	7,850,000
Total New Market Tax Credit Debt	$24,110,000
PHS I entered into a $2,500,000 promissory note in 2018 with REINVESTMENT FUND, INC., a Pennsylvania non-profit corporation, at an interest rate of 7.42%. Interest only is payable on a monthly basis commencing June 1, 2019 and continuing through January 1, 2022. Commencing on February 1, 2022 the principal amount and interest shall be repaid in successive monthly installments of principal and interest each in an amount sufficient to amortize the principal amount over a hypothetical twenty-five (25) year term until paid in full at the final maturity date of December 19, 2022. As of December 31, 2018 there had been no draws against this loan.
UHC entered into a $16,500,000 Senior Leverage Loan with Old National Bank provided in conjunction with the New Markets Tax Credits financing related to loans of $24,110,000 to be used to acquire the fee simple property and construct the approximate 325,000 square foot corporate headquarters and multi-level parking garage on Broadway Street in West Louisville. The loan includes interest only monthly payments until maturity at September 19, 2025. This Senior Leverage Loan has a variable interest rate and is tied to an interest rate swap agreement which fixed the interest rate at 5.69%. The debt covenant requires UHC to meet certain financial ratios such as annual global cash flow coverage, loan-to-value requirements, loan-to-cost requirements, minimum liquidity, and minimum account pledge balance. UHC is out of compliance with certain covenant requirements as of December 31, 2018. This indicates that, without further developments, UHC would be required to pay the entire amount of the indebtedness and therefore, the debt is classified as a current liability. All Old National Bank debt is considered current as of December 31, 2018.
The interest rate swap has a current notional value of $16,500,000 with a fixed rate of 5.69% and spread of 2.40%. The swap maturity date is October 15, 2025. The terms of the swap equal the terms of the debt which allows for hedge effectiveness. At December 31, 2018, the book adjusted carrying value is $0 and the fair value is ($863,309).
From the proceeds of the $16,500,000 loan with Old National Bank, UHC entered into a promissory note and transferred $16,475,150 to Passport Investment Fund, LLC which is affiliated with PNC New Market Investment Partners, LLC associated with PNC Bank. UHC will receive quarterly interest payments at a rate of 1.00% beginning March 10, 2019 and will continue through February, 2026. Beginning June 10, 2026, UHC will begin to receive quarterly interest and principal payment through the maturity date of March 1, 2048.
The final component of the Old National Bank debt structure is a $63,500,000 seven-year, draw down, construction converting to term loan. As UHC goes through the construction process of the new corporate headquarters the initial debt funds to be expended are from the $24,110,000 New Market Tax Credits. Once those funds have been exhausted then draws on the $63,500,000 draw down debt is utilized. Interest only payments at a variable rate begins on January 15, 2019 and continues for 3 years when at that time monthly payments of principal and interest begin over the remaining 25 years of the debt ending December 15, 2046. This loan is tied to an interest rate swap agreement which fixed the interest rate at 5.69%. The interest rate swap has notional values that are projected to match the draws on the loan with a fixed rate of 5.69% and spread of 2.40%. The swap maturity date is December 15, 2046. The terms of the swap equal the terms of the debt which allows for hedge effectiveness. As of December 31, 2018 there had been no draws against this loan agreement.
As of December 31, 2018, UHC had $500,000 outstanding on a loan agreement with the Community Foundation of Louisville for the purpose of providing a portion of the financing of the West Louisville Health and Well-Being Campus development. Quarterly interest payments in arrears at a 3% interest rate commenced on June 1, 2018 and would continue for seven years at which time payments of principal and interest based on a 3-year amortization shall be due quarterly until maturity on the tenth anniversary of the note closing.

(15)	Reinsurance
UHC maintains reinsurance (stop-loss) coverage for hospital inpatient medical expenses with commercial insurance carriers. Under UHC’s policies relating to the Medicaid and Medicare programs, the maximum lifetime reinsurance indemnity under these policies is $3,000,000 for eligible hospital services for each insured member for Medicaid and $2,000,000 for eligible hospital services for each insured member for Medicare, subject to certain annual deductibles of $350,000 (increased to $400,000 effective November 1, 2018) for Medicaid and $275,000 for Medicare as stated in the agreements. The reinsurance coverage does not relieve UHC of its primary obligation to the policy members. Reinsurance premiums were $7,290,095 and $7,173,700 in 2018 and 2017, respectively. Reinsurance recoveries amounted to $7,968,841 and $6,329,948 for the years ended December 31, 2018 and 2017, respectively.

(16)	401(k) Defined Contribution Plan and 457(b) Deferred Compensation Plan
UHC’s employees are eligible to participate in the University Health Care 401(k) Plan (401(k) Plan), a defined contribution plan covering substantially all employees of UHC. UHC matches employee contributions with an amount equal to 100% of such contribution up to 1% of the eligible employee’s salary, plus 50% of such contribution on the next 5% of the eligible employee’s salary. UHC’s expense for the 401(k) Plan was $369,849 and $328,299 for the years ended December 31, 2018 and 2017, and is included in salaries and benefits on the accompanying consolidated statements of operations.
Effective April 1, 2016, UHC employees in the position of Director and above are eligible to participate in the University Health Care 457(b) Plan, a deferred compensation plan. The plan does not provide for an employer matching contribution.
(17)    Lease Commitments
UHC has three non-cancelable operating leases for office space. The first lease involves supplemental meeting space where the lease expires on December 31, 2019. The second lease involves a regional office in eastern Kentucky where the lease expires on February 28, 2021. The third lease covers the primary UHC office space which expires on June 30, 2021. UHC is also responsible for real estate taxes, utilities, and all other expenses associated with the operation of its leased office space. Recognition of lease expense on a straight‑line basis in accordance with ASC 840‑20‑25‑1, Leases, results in deferred rent of $48,009 and $39,830 at December 31, 2018 and 2017, respectively, which is included in other liabilities on the accompanying balance sheets. Pursuant to a sublease on the primary UHC office space, UHC acquired equipment and furniture under capital lease (note 10). UHC also leases copier equipment through a lease expiring October of 2018, a company vehicle through a lease expiring December 2018, and postage equipment through a lease expiring September of 2019.

Future minimum rental commitments under these non-cancellable lease agreements are as follows:

Operating Leases
Year ending December 31:
2019	$1,270,775
2020	1,235,730
2021	659,674
2022	100,029
2023	16,672
Minimum lease commitments	$3,282,880

Total rent expense for noncancelable operating leases amounted to $1,674,132 and $1,706,622 in 2018 and 2017, respectively, which is included within other administrative and general on the accompanying consolidated statements of operations.

(18)	Commitments and Contingencies
In the ordinary course of business, UHC is involved in and is subject to claims, contractual disputes with providers and other uncertainties. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on UHC’s financial condition or results of operations.
Due to the nature of its business, UHC is subject to audit by various state and federal agencies.  In the opinion of management, any findings or recommendations resulting from these audits will not have a material adverse effect on UHC’s financial condition or results of operations.
UHC maintains professional liability coverage with a commercial insurance carrier for certain claims with limits of $10,000,000 per occurrence and $10,000,000 in the aggregate. Professional liability policies are on a claims-made basis and must be renewed or replaced with equivalent insurance if claims incurred during their term but asserted after their expiration are to be insured. No events were reported under any of these policies in the years 2018 and 2017.
(19)    Net Assets - With Donor Restrictions
During 2018, the Foundation created a scholarship fund that individuals or organizations could contribute to and is restricted for the purpose of granting educational scholarships for UHC members and their families. As of December 31, 2018, $18,092 of net assets were restricted for this purpose.

(20)	Subsequent Events
On February 15, 2019, UHC filed a complaint in Franklin County Kentucky Circuit Court against the Kentucky Cabinet for Health and Family Services to resolve an ongoing dispute seeking immediate and long-term relief regarding the rates paid to UHC dating back to July 1, 2018. The filing is part of the dispute resolution process outlined in UHC’s contract with the state and was the necessary step to ensure adequate reimbursement to UHC’s extensive network of providers. Also, on February 22, 2019, UHC announced that construction would be halting on the Health and Well-Being Campus and the plans to relocate the UHC headquarters to West Louisville in 2020.
In March 2019, in conjunction with certain events of default, UHC repaid the outstanding balances, plus applicable interest and fees, of the $500,000 note payable to the Community Foundation, the $16,500,000 note payable to Old National Bank, and terminated the two interest rate swaps at a total exit amount of $3,757,000.

Management has evaluated events and transactions occurring subsequent to the balance sheet date through the date of the Independent Auditor’s Report which represents the date which the financial statements were available to be issued, for potential recognition and disclosure. There are no additional events or transactions that meet the definition of a recognized or nonrecognized subsequent event under the scope of ASC 855-10, Subsequent Events, and, therefore, no additional recognition or disclosure in the financial statements is required.

(21)	Going Concern
Current year operating losses, expected future losses (due to current and expected reimbursement rate deficiencies) and the level of capital and surplus relative to certain risk based capital thresholds are current events and conditions that indicate it is possible that UHC will be unable to meet its obligations as they become due within one year after the date the consolidated financial statements are issued. In addition, as described in Note 14, UHC was in violation of a certain financial covenants contained in its debt agreements as of December 31, 2018. The debt that is in non-compliance is considered to be current liability. UHC’s management and lenders are in active negotiations to address a variety of matters. Due to the events described above, without further developments, there is doubt about the ability of UHC to continue as a going concern. The accompanying consolidated financial statements were prepared assuming UHC will continue as a going concern, which contemplates the realization of assets and the liquidity of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(22)	Reclassifications
Certain amounts for 2017 have been reclassified to conform to the 2018 presentation. The reclassifications had no effect on total net assets or net (loss) income.

UNIVERSITY HEALTH CARE INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2018

	University Health Care	Passport Health Solutions	Passport Health Solutions Two	Foundation	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$72,025,327	$23,730,732	$—	$32,977	$—	$95,789,036
Marketable securities	108,747,088	—	—	—	—	108,747,088
Premiums receivable	11,523,100	—	—	—	—	11,523,100
Receivable from DMS	6,280,103	—	—	—	—	6,280,103
Other receivables	27,461,232	—	—	—	—	27,461,232
Intercompany receivables	296,615	—	—	—	(296,615)	—
Prepaid expenses	1,747,782	108,776	—	—	—	1,856,558
Total current assets	228,081,247	23,839,508	—	32,977	(296,615)	251,657,117

Land and construction in progress	—	14,752,729	5,429,064	—	—	20,181,793
Furniture and equipment, net	2,340,222	—	—	—	—	2,340,222
Marketable securities	127,233,323	—	—	—	—	127,233,323
Assets limited as to use	535,781	—	—	—	—	535,781
Investments in subsidiaries	20,971,317	—	—	—	(20,971,317)	—
Total assets	$379,161,890	$38,592,237	$5,429,064	$32,977	$(21,267,932)	$401,948,236

Liabilities and Net Assets
Current liabilities:
Accrued medical expenses	$161,854,944	$—	$—	$—	$—	$161,854,944
Payable to DMS	8,199,217	—	—	—	—	8,199,217
Payable to CMS	1,571,970	—	—	—	—	1,571,970
Premium deficiency reserve	47,415,290	—	—	—	—	47,415,290
Construction and new market tax credit debt	17,903,098	22,724,197	—	—		40,627,295
Accounts payable and accrued expenses	40,583,745	29,172	—	—	—	40,612,917
Intercompany payable	—	296,615	—	—	(296,615)	—
Total current liabilities	277,528,264	23,049,984	—	—	(296,615)	300,281,633

Other liabilities	48,009	—	—	—	—	48,009
Total liabilities	277,576,273	23,049,984	—	—	(296,615)	300,329,642

Net assets — with donor restrictions (note 19)	—	—	—	18,092	—	18,092
Net assets — without donor restrictions	101,585,617	15,542,253	5,429,064	14,885	(20,971,317)	101,600,502

Total net assets	101,585,617	15,542,253	5,429,064	32,977	(20,971,317)	101,618,594

Total liabilities and net assets	$379,161,890	$38,592,237	$5,429,064	$32,977	$(21,267,932)	$401,948,236

UNIVERSITY HEALTH CARE INC., AND SUBSIDIARIES
d/b/a Passport Health Plan

CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018

	University Health Care	Passport Health Solutions	Passport Health Solutions Two	Foundation	Eliminations	Consolidated
Revenues:
Premiums earned	$1,953,210,500	$—	$—	$—	$—	$1,953,210,500
Other income	(178,841)	—	—	21,942	265,928	109,029
Interest and dividend income	6,240,746	404	—	33	—	6,241,183
Realized investment gains (losses), net
Total other-than-temporary impairment losses	(1,361,600)	—	—	—	—	(1,361,600)
Realized gains from sale of investments, net	3,060,277	—	—	—	—	3,060,277
Total revenues	1,960,971,082	404	—	21,975	265,928	1,961,259,389

Expenses:
Medical expenses:
Purchased medical services, net	1,702,205,778	—	—	—	—	1,702,205,778
Capitation and other services	143,594,797	—	—	—	—	143,594,797
Total medical expenses, net	1,845,800,575	—	—	—	—	1,845,800,575

Administrative expenses:
Purchased services	132,673,295	—	—	—	—	132,673,295
Salaries and benefits	18,233,958	266,332	—	—	—	18,500,290
Department for Medicaid Services 1% assessment	18,990,135	—	—	—	—	18,990,135
Other administrative and general	18,091,407	—	—	—	—	18,091,407
Depreciation and amortization	1,036,822	—	—	—	—	1,036,822
Total administrative expenses	189,025,617	266,332	—	—	—	189,291,949

Premium deficiency reserve	47,415,290	—	—	—	—	47,415,290
Total expenses	2,082,241,482	266,332	—	—	—	2,082,507,814

Net operating (loss) income	$(121,270,400)	$(265,928)	$—	$21,975	$265,928	$(121,248,425)